As filed with the Securities and Exchange Commission on
                        September 12, 1997

                                          Registration No.  333-31681


                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                                EXHIBITS
                                   TO
                      PRE-EFFECTIVE AMENDMENT NO. 1
                                   TO
                               FORM SB-2

                        REGISTRATION STATEMENT
                                 Under
                       THE SECURITIES ACT OF 1933


           ATLAS-ENERGY FOR THE NINETIES-PUBLIC #6 LTD.
       (Exact name of Registrant as Specified in its Charter)


                      JAMES R. O'MARA, PRESIDENT
                        ATLAS RESOURCES, INC.
            311 ROUSER ROAD, MOON TOWNSHIP, PENNSYLVANIA 15108
                           (412) 262-2830
     (Name, Address and Telephone Number of Agent for Service)



                              Copies to:

WALLACE W. KUNZMAN, JR., ESQ.                    JAMES R. O'MARA
KUNZMAN & BOLLINGER, INC.                        ATLAS RESOURCES, INC.
5100 N. BROOKLINE, SUITE 600                     311 ROUSER ROAD
SIXTH FLOOR                                      MOON TOWNSHIP,
OKLAHIMA CITY, OKLAHOMA 73112                    PENNSYLVANIA  15108


     EXHIBIT INDEX






1(a)

Proposed form of Dealer-Manager Agreement for Anthem Securities, Inc.*

1(b)

Proposed form of Dealer-Manager Agreement for Bryan Funding, Inc.*

3(a)

Articles of Incorporation of Atlas Resources,
Inc.*

3(b)

Bylaws of Atlas Resources, Inc.*

4(a)

Certificate of Limited Partnership for Atlas-
Energy for the Nineties-
Public #6 Ltd.*

4(b)

Amended and Restated Certificate and Agreement of Limited
Partnership for Atlas-Energy for the Nineties-
Public #6 Ltd.
 (See Exhibit (A) to Prospectus)

4(c)

Release from Shareholders*

5

Opinion of Kunzman & Bollinger, Inc. as to the legality of the Units registered hereby*

8

Opinion of Kunzman & Bollinger, Inc. as to tax matters

10(a)

Escrow Agreement*

10(b)

Proposed form of Drilling and Operating
Agreement
(See Exhibit (II) to the Amended and Restated
Certificate and
Agreement of Limited Partnership, Exhibit (A) to Prospectus)

24(a)

Consent of McLaughlin & Courson

24(b)

Consent of United Energy Development
Consultants, Inc.

24(c)

Consent of Kunzman & Bollinger, Inc. (See
Exhibits 5 and 8)

25

Power of Attorney*


     * Previously submitted


                    OPINION OF KUNZMAN & BOLLINGER, INC.
                           AS TO TAX MATTERS


KUNZMAN & BOLLINGER, INC.
ATTORNEYS-AT-LAW
5100 N. BROOKLINE, SUITE 600
OKLAHOMA CITY, OKLAHOMA 73112
Telephone (405) 942-3501
Fax (405) 942-3527



Exhibit 8


     September 12, 1997


Atlas Resources, Inc.
311 Rouser Road
Moon Township, Pennsylvania 15108

RE:


Gentlemen:

You have requested our opinions on the material federal income tax issues pertaining to Atlas-Energy for the Nineties-Public #6 Ltd. (the "Partnership"), a limited partnership formed under the Revised Uniform Limited Partnership Act of Pennsylvania. We have acted as Special Counsel to the Partnership with respect to the offering of interests in the Partnership. Atlas Resources, Inc. ("Atlas") will be the Managing General Partner of the Partnership. Terms used and not otherwise defined herein have the respective meanings assigned to them in the Prospectus under the caption "DEFINITIONS."

Our opinions are based upon our review of: (1) a certain
Registration Statement on Form SB-2 for Atlas-Energy for the Nineties-Public #6 Ltd., as originally filed with the United States Securities and Exchange Commission, and amendments thereto, including the Prospectus, the Drilling and Operating Agreement and the Amended and Restated Certificate and Agreement of Limited Partnership for the Partnership (the "Partnership Agreement") included as exhibits to the Prospectus; and (2) such corporate records, certificates, agreements, instruments and other documents as we have deemed relevant and necessary to review as a basis for the opinions herein provided.

Our opinions also are based upon our interpretation of existing statutes, rulings and regulations, as presently interpreted by judicial and administrative bodies. Such statutes, rulings, regulations and interpretations are subject to change; and such changes could result in different tax consequences than those set forth herein and could render our opinions inapplicable.

In rendering our opinions, we have obtained from you certain representations with respect to the Partnership. Any material inaccuracy in such representations may render our opinions inapplicable. Included among such representations are the following:

(1) The Partnership Agreement to be entered into by and among Atlas, as Managing General Partner, and the Participants will be duly executed by all parties thereto. The Partnership Agreement will be duly recorded in all places required under the Revised
Uniform Limited Partnership Act of Pennsylvania for the due formation of the Partnership and for the continuation thereof in accordance with the terms of the Partnership Agreement. The Partnership will at all times be operated in accordance with the terms of the Partnership Agreement, the Prospectus, and the Revised
Uniform Limited Partnership Act of Pennsylvania.
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PAGE 2
(2) No election will be made by the Partnership or any Partner for the Partnership to be excluded from the application of the provisions of Subchapter K of the Code or classified as a corporation for tax purposes.

(3) The Partnership will own record or legal title to the Working Interest in all of its Prospects.

(4) The respective amounts that will be paid to Atlas or its Affiliates pursuant to the Partnership Agreement and the Drilling and Operating Agreement are amounts that would ordinarily be paid for similar services in similar transactions between Persons having no affiliation and dealing with each other "at arms' length."
(5) The Partnership will elect to deduct currently all intangible drilling and development costs.
(6)  The Partnership will have a calendar year taxable year.
(7) The Drilling and Operating Agreement and any amendments thereto entered into by and between Atlas and the Partnership will be duly executed and will govern the drilling and, if warranted, the completion and operation of the wells in accordance with its terms.
(8) Based upon Atlas' review of its previous drilling programs for the past several years and upon the intended operations of the Partnership, Atlas reasonably believes that the aggregate deductions, including depletion deductions, and 350% of the aggregate credits, if any, which will be claimed by Atlas and the Participants, will not during the first five tax years following the funding of the Partnership exceed twice the amounts invested by Atlas and the Participants, respectively.
(9) The Investor General Partner Units will not be converted to Limited Partner interests before substantially all of the Partnership Wells have been drilled and completed.
(10) The Units will not be traded on an established securities market.
In rendering our opinions we have further assumed that (1) each of the Participants has an objective to carry on the business of the Partnership for profit; (2) any amount borrowed by a Participant and contributed to the Partnership will not be borrowed from a Person who has an interest in the Partnership (other than as a creditor) or a related person, as defined in 465 of the Code, to a person (other than the Participant) having such interest and such Participant will be severally, primarily, and personally liable for such amount; and (3) no Participant will have protected himself from loss for amounts contributed to the Partnership through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements.

We have considered the provisions of the American Bar Association's Revised Formal Opinion 346 on Tax Law Opinions ("ABA Opinion 346") and 31 CFR, Part 10, 10.33 (Treasury Department Circular No. 230) on tax law opinions and we believe that this opinion letter addresses all material federal income tax issues associated with an investment in the Units by an individual Participant who is a resident citizen of the United States. We consider material those issues which would affect significantly a Participant's deductions, credits or losses arising from his investment in the Units and with respect to which, under present law, there is a reasonable possibility of challenge by the IRS, or those issues which are expected to be of fundamental importance to a Participant but as to which a challenge by the IRS is unlikely. The issues which involve a reasonable possibility of challenge by the IRS have not been definitely resolved by statute, rulings or regulations, as interpreted by judicial or administrative bodies.
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PAGE 3

Subject to the foregoing, however, in our opinion it is more likely than not that the following tax treatment will be upheld if challenged by the IRS and litigated:

 . The Partnership will be classified as a partnership for federal income tax purposes, and not as an association taxable as a corporation; the Partnership, as such, will not pay any federal income taxes, and all items of income, gain, loss, deduction, and credit of the Partnership will be reportable by the Partners in the Partnership. (See "- Partnership Classification.")

 . Intangible drilling and development costs paid by the Partnership under the terms of bona fide drilling contracts for the Partnership's wells will be deductible in the taxable year in which the payments are made and the drilling services are rendered, assuming such amounts are fair and reasonable consideration and subject to certain restrictions summarized below (including basis and "at risk" limitations and the passive activity loss limitation with respect to the Limited Partners). (See "- Intangible Drilling and Development Costs" and "- Drilling Contracts.")

 . Depending primarily on when the Partnership Subscription is received, it is anticipated that the Partnership will prepay in 1997 most, if not all, of the intangible drilling and development costs related to Partnership Wells the drilling of which will be commenced in 1998. Assuming that such amounts are fair and reasonable, and based in part on the factual assumptions set forth below, in our opinion such prepayments of intangible drilling and development costs will be deductible for the 1997 taxable year even though all Working Interest owners in the well may not be required to prepay such amounts, subject to certain restrictions summarized in "Tax Aspects" (including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners). (See "- Drilling Contracts", below.)

The foregoing opinion is based in part on the assumptions that: (1) such costs will be required to be prepaid in 1997 for specified wells pursuant to the Drilling and Operating Agreement; (2) pursuant to the Drilling and Operating Agreement the wells are required to be, and actually are, Spudded on or before March 31, 1998, and continuously drilled thereafter until completed, if warranted, or abandoned; and (3) the required prepayments are not refundable to the Partnership and any excess prepayments are applied to intangible drilling and development costs of substitute wells.

 . Assuming that no more than 10% of the Units are transferred in any taxable year of the Partnership (other than in private transfers described in Treas. Reg. 1.7704-1(e)), it is more likely than not that the Partnership will not be treated as a "publicly traded partnership"
under the Code.   (See "- Limitations on Passive Activities".)

 . Oil and gas production income generated by the Partnership's oil and gas properties held as Working Interests, together with gain, if any, from the disposition of such properties and allocable to Limited Partners who are individuals, estates, trusts, closely held corporations or personal service corporations more likely than not will be characterized as income from a passive activity which may be offset by passive activity losses (as defined in 469(d) of the Code). Income or gain attributable to investments of working capital of the Partnership will be characterized as portfolio income, which cannot be offset by passive activity losses. To the extent the Partnership's oil and gas properties are held as Working Interests, it is more likely than not that the passive activity limitations on losses under 469 will not be applicable to Investor General Partners prior to the conversion of Investor General Partner Units to Limited Partner interests. (See "- Limitations on Passive Activities.")

 . Each Participant's adjusted tax basis in his Partnership interest will be increased by his total Agreed Subscription. (See "- Tax Basis of Participants' Interests.")


 . Each Participant initially will be "at risk" to the full extent of his Agreed Subscription. (See "- `At Risk' Limitation For Losses.")
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PAGE 4
 . The greater of cost depletion or percentage depletion will be available to qualified Participants as a current deduction against Partnership income from oil and gas production revenues on properties of the Partnership, subject to certain restrictions summarized below. (See "- Depletion Allowance.")

 . The Partnership's reasonable costs for recovery property (tangible depreciable property used in a trade or business or held for the production of income) which cannot currently be deducted but must be capitalized will be eligible for cost recovery deductions under the modified Accelerated Cost Recovery System, generally over a seven year "cost recovery period", subject to certain restrictions summarized below (including basis and "at risk" limitations and the passive activity loss limitation in the case of Limited Partners). (See "- Depreciation - Accelerated Cost Recovery System.")

 . Business expenses, including payments for personal services actually rendered in the taxable year in which accrued, which are reasonable, ordinary and necessary and do not include amounts for items such as Lease acquisition costs, organization and syndication fees and other items which are required to be capitalized, are currently deductible. (See "- 1997 Expenditures", "- Availability of Certain Deductions" and "- Partnership Organization and Syndication Fees.")

 . Assuming the effect of the allocations of income, gain, loss, deduction and credit (or items thereof) set forth in the Partnership Agreement, including the allocations of basis and amount realized with respect to oil and gas properties, is substantial in light of a Participant's tax attributes that are unrelated to the Partnership, it is more likely than not that such allocations will have "substantial economic effect" and will govern each Participant's distributive share of such items to the extent such allocations do not cause or increase deficit balances in the Participants' Capital Accounts. (See "- Allocations.")

 . No gain or loss will be recognized by the Participants on payment of their Agreed Subscriptions.

 . Based on the Managing General Partner's representation that the Partnership will be conducted as described in the Prospectus, it is more likely than not that the Partnership will possess the requisite profit motive and will not be properly characterized as a tax shelter for purposes of the tax shelter registration requirement. (See " - Disallowance of Deductions Under Section 183 of the Code.")

 . Based on the Managing General Partner's representation that the Partnership will be conducted as described in the Prospectus, it is more likely than not that the Partnership will not be subject to the anti-abuse rule set forth in Treas. Reg. 1.701-2. (See "- Penalties and Interest - IRS Anti-Abuse Rule.")

 . Based on our conclusion that substantially more than half of the material tax benefits of the Partnership, in terms of their financial impact on a typical Participant, more likely than not will be realized if challenged by the IRS, it is our opinion that the tax benefits of the Partnership, in the aggregate, which are a significant feature of an investment in the Partnership by a typical original Participant more likely than not will be realized as contemplated by the Prospectus. Special Counsel intends that the foregoing "more likely than not" opinion also is a "probably will" opinion under the standard set forth in ABA Opinion 346. The discussion in the Prospectus under the caption "TAX ASPECTS," insofar as it contains statements of federal income tax law, is correct in all material respects. (See "Tax Aspects" in the Prospectus.)
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PAGE5
                       * * * * * * * * * * * * *

Our opinion is limited to the opinions expressed above. With respect to some of the matters discussed in this opinion, existing law provides little guidance. Although our opinions express what we believe a court would probably conclude if presented with the applicable issues, there is no assurance that the IRS will not challenge our interpretations or that such a challenge would not be sustained in the courts and cause adverse tax consequences to the Participants. It should be noted that taxpayers bear the burden of proof to support claimed deductions and opinions of counsel are not binding on the IRS or the courts.

The following is a summary of some of the principal features under present federal income tax law which will apply to the Partnership and typical Participants. However, there is no assurance that the present laws or regulations will not be changed and adversely affect a Participant. The IRS may challenge the deductions claimed by the Partnership or a Participant, or the taxable year in which such deductions are claimed, and no guaranty can be given that any such challenge would not be upheld if litigated. The practical utility of the tax aspects of any investment depends largely on the income tax position of the particular Participant in the year in which items of income, gain, loss, deduction or credit are properly taken into account in computing his federal income tax liability. In addition, except as otherwise noted, different tax considerations may apply to foreign persons, corporations partnerships, trusts and other prospective Participants which are not treated as individuals for federal income tax purposes. EACH PROSPECTIVE PARTICIPANT SHOULD SATISFY HIMSELF AS TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE PARTNERSHIP BY OBTAINING ADVICE FROM HIS OWN TAX ADVISOR.

For federal income tax purposes, a partnership is not a taxable entity but rather a conduit through which all items of income, gain, loss, deduction, credit and tax preference are passed through to the partners and are required to be reported on their federal income tax returns for the taxable years in which or with which the partnership's taxable year ends. I.R.C. 706(a). Thus, the partners, rather than the partnership, receive any tax deductions and credits, as well as the income, from the operations engaged in by the partnership. It is the opinion of Special Counsel that, under currently existing laws, rules and regulations, all of which are subject to change with or without retroactive application, the Partnership will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation. Under new regulations a business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. Treas. Reg. 301.7701-2(a). The term corporation includes a business entity organized under a State statute which describes the entity as a corporation, body corporate, body politic, joint-stock company or joint-stock association. Treas. Reg. 301.7701-2(b). The Partnership was formed under the Pennsylvania Revised Uniform Limited Partnership Act which describes the Partnership as a "partnership". Consequently, the Partnership is not required to be classified as a corporation under Treas. Reg. 301.7701-2(b) and will be automatically classified as a partnership unless it affirmatively elects to be classified as a corporation. In this regard, the Managing General Partner has represented that no election for the Partnership to be classified as a corporation will be filed with the IRS.

Under the passive activity rules, all income of a taxpayer who is subject to the rules is categorized as: (i) income from passive activities such as limited partners' interests in a business; (ii) active income (e.g., salary, bonuses, etc.); or (iii) portfolio income (e.g., dividends, royalties and interest not derived in the ordinary course of a trade or business). Losses generated by "passive activities" can offset only passive income and cannot be applied against active income or portfolio income.
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PAGE6
The passive activity rules apply to individuals, estates, trusts, closely held C corporations (generally, if five or fewer individuals own directly or indirectly more than 50% of the stock) and personal service corporations (other than corporations where the owner-employees together own less than 10% of the stock). However, a closely held C corporation (other than a personal service corporation) may use passive losses and credits to offset taxable income of the company figured without regard to passive income or loss or portfolio income. Passive activities include: (i) any trade or business in which the taxpayer does not materially participate; and (ii) any rental activity, whether or not the taxpayer materially participates, subject to certain exceptions. Material participation is defined as involvement in the operations of the activity on a regular, continuous, and substantial basis. Under the Partnership Agreement, Limited Partners will not have material participation in the Partnership and generally will be subject to the passive activity rules.

A taxpayer who holds a working interest in an oil and gas property that is burdened with the cost of developing and operating the property is excepted from the passive activity rules, whether or not he materially participates in the activity. However, a taxpayer who holds a working interest directly or indirectly through an entity (e.g., a limited partnership interest or S corporation shares) which limits the liability of the taxpayer with respect to such interest is not treated as owning a working interest. Consequently, the exception is not available to Limited Partners in the Partnership, but in the opinion of Special Counsel it is more likely than not that the exception will be available to Investor General Partners prior to their conversion to Limited Partners to the extent the Partnership acquires Working Interests in its Leases, except as noted above. Contractual limitations on the liability of Investor General Partners under the Partnership Agreement (e.g. insurance, limited indemnification, etc.) will not prevent Investor General Partners from claiming deductions under the working interest exception to the passive activity loss rules. Overriding royalties, production payments and contract rights to extract or share in oil and gas profits without liability for a share of production costs are excluded from the definition of a working interest.

Deductions disallowed by the at-risk limitation on losses under 465 of the Code become subject to the passive loss limitation only if the taxpayer's at-risk amount increases in future years. A taxpayer's at-risk amount is reduced by losses allowed under465 even if the losses are suspended by the passive loss limitation. (See "- `At Risk' Limitation For Losses," below.) Similarly, a taxpayer's basis is reduced by deductions even if the deductions are disallowed under the passive loss limitation. (See "- Tax Basis of Participants' Interests," below.)

Suspended losses and credits may be carried forward (but not back) and used to offset future years' passive activity income. A suspended loss (but not a credit) is allowed in full when the entire interest is sold to an unrelated third party in a taxable transaction and in part upon the disposition of substantially all of the passive activity if the suspended loss as well as current gross income and deductions can be allocated to the part disposed of with reasonable certainty. Upon such disposition the excess of suspended losses and any loss from the activity for the tax year (plus any loss on the sale) over net income or gain for the tax year from all passive activities (determined without regard to such losses) is not treated as a passive loss. Capital losses are limited to the amount of capital gain, plus $3,000 (in the case of married individuals filing joint returns). I.R.C. 1211. The capital-loss limit is applied before the determination is made of the amount of passive losses made available by a disposition. In an installment sale, passive losses become available in the same ratio that gain recognized each year bears to the total gain on the sale.

Any suspended losses remaining at a taxpayer's death are allowed as deductions on his final return, subject to a reduction to the extent the basis of the property in the hands of the transferee exceeds the property's adjusted basis immediately prior to the decedent's death. If a taxpayer makes a gift of his entire interest in a passive activity, the donee's basis is increased by any suspended losses and no deductions are allowed. If the interest is later sold at a loss, the donee's basis is limited to the fair market value on the date the gift was made.
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PAGE7


Net losses and credits of a partner from each publicly traded partnership are suspended and carried forward to be netted against income from that publicly traded partnership only. In addition, net losses from other passive activities may not be used to offset net income from a publicly traded partnership. I.R.C469(k)(2) and 7704.
 However, it is more likely than not that the Partnership will not be characterized as a publicly traded partnership under the Code, so long as no more than 10% of the Units are transferred in any taxable year of the Partnership (other than in private transactions described in Treas. Reg.1.7704-1(e)).

 . Income (e.g., interest) earned on working capital is treated as portfolio income which cannot be offset with passive losses by Limited Partners. "Portfolio income" consists of (i) interest, dividends and royalties (unless earned in the ordinary course of a trade or business); and (ii) gain or loss not derived in the ordinary course of a trade or business on the sale of property that generates portfolio income or is held for investment.

In the opinion of Special Counsel, it is more likely than not that the Partnership's income from the Leases (excluding income attributable to investment of working capital), held as Working Interests, together with gain, if any, from the disposition of such property, will be characterized as passive income rather than portfolio income with respect to Limited Partners subject to the passive activity limitations.

 . Investor General Partner Units will be converted  to Limited
Partner interests after substantially all of the Partnership Wells have been drilled and completed, which is anticipated to be in the late summer of 1998. Thereafter, each Investor General Partner will be deemed a Limited Partner in the Partnership and will enjoy the limited liability provided to limited partners under the Revised Uniform Limited Partnership Act of Pennsylvania with respect to his interest in the Partnership's oil and gas properties. Concurrently, the Investor General Partner will lose the availability of the working interest exception to the passive activity limitations. Except as provided below, an Investor General Partner's conversion of his Partnership interest into a Limited Partner interest should not have adverse tax consequences unless the Investor General Partner's share of any Partnership liabilities is reduced as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157 and Prop. Reg.1.1254-2. A reduction in a partner's share of liabilities is treated as a constructive distribution of cash to such partner, which reduces the basis of the partner's interest in the partnership and is taxable to the extent it exceeds such basis. In addition, if a taxpayer has a loss for a taxable year from a working interest in an oil and gas property which is treated as a loss which is not from a passive activity, then any net income from such property for any succeeding taxable year will be treated as income of the taxpayer which is not from a passive activity. Consequently, if an Investor General Partner has a non-passive loss in 1997 with respect to the Partnership's Working Interests in the Leases, which is anticipated, any net income from a Partnership Well allocable to such Investor General Partner in any subsequent taxable year (even though he may then be a Limited Partner) will be characterized as non-passive income which cannot be offset with passive losses. For this purpose the Partnership's Wells will be deemed to include any property the value of which is directly enhanced by any drilling, logging, or other activities any part of the costs of which were borne by the Investor General Partners as a result of holding the Working Interests in the Wells (and any property the basis of which is determined in whole or in part by reference to the basis of the property receiving the increase in value).

The Partnership intends to adopt a calendar year taxable year.
I.R.C. 706(b). The taxable year of the Partnership is important to a prospective Participant because the Partnership's deductions, income and other items of tax significance must be taken into account in computing the Participant's taxable income for his taxable year within or with which the Partnership's taxable year ends. The tax year of a partnership generally must be the tax year of one or more of its partners who have an aggregate interest in partnership profits and capital of greater than 50%.
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PAGE 8


It is anticipated that all of the Partnership's subscription proceeds will be expended in 1997 and that the income and deductions generated pursuant thereto will be reflected on the Participants' federal income tax returns for that period. (See "Capitalization and Source of Funds and Use of Proceeds" and "Participation in Costs and Revenues" in the Prospectus.) Depending primarily on when the Partnership Subscription is received, it is anticipated that the Partnership will prepay in 1997 most, if not all, of its intangible drilling and development costs for wells the drilling of which will be commenced in 1998. The deductibility in 1997 of such advance payments cannot be guaranteed. (See "- Drilling Contracts", below.)

The ordinary and necessary expenses of carrying on any trade or business, including a reasonable allowance for salaries or other compensation for personal services actually rendered, are deductible in the year incurred. The tests for deductibility in the case of compensation payments are whether the payments are: (i) reasonable; and
(ii) purely for services actually rendered. Treasury Regulation 1.162-7(b)(3) provides that reasonable compensation is only such amount as would ordinarily be paid for like services by like enterprises under like circumstances. The Managing General Partner has represented to counsel that the amounts payable to the Managing General Partner and its Affiliates, including the amounts paid to Atlas or its Affiliates as general drilling contractor, are the amounts which would ordinarily be paid for similar services in similar transactions. (See "- Drilling Contracts," below.)

The fees paid to the Managing General Partner and its Affiliates will not be currently deductible to the extent it is determined that they are in excess of reasonable compensation, are properly characterized as organization or syndication fees, other capital costs such as the acquisition cost of the Leases, or not "ordinary and necessary" business expenses, or the services were rendered in tax years other than the tax year in which such fees were deducted by the Partnership. (See "- Partnership Organization and Syndication Fees," below.) In the event of an audit, payments to the Managing General Partner and its Affiliates by the Partnership will be scrutinized by the IRS to a greater extent than payments to an unrelated party.

Assuming a proper election and subject to the passive activity loss rules in the case of Limited Partners, each Participant will be entitled to deduct his share of intangible drilling and development costs which include items which do not have salvage value, such as labor, fuel, repairs, supplies and hauling necessary to the drilling of a well. Treas. Reg.1.612-4(a). (See "Participation in Costs and Revenues" in the Prospectus and "- Limitations on Passive Activities," above.) Such costs generally will be subject to ordinary income recapture if a property is sold at a gain and the amount to be recaptured is not reduced by the amount of additional depletion that could have been claimed if such costs had been capitalized and amortized. (See "- Sale of the Properties," below.) Also, productive-well intangible drilling and development costs may subject a Participant to an alternative minimum tax in excess of regular tax unless an election is made to deduct them on a straight-line basis over a 60 month period. (See "- Minimum Tax - Tax Preferences," below.)

In the preparation of the Partnership's informational tax returns, Atlas will allocate Partnership costs paid by Atlas and the Participants among Intangible Drilling Costs, Tangible Costs, Direct Costs, Administrative Costs, Organization and Offering Costs and Operating Costs based upon guidance from advisors to Atlas. Atlas has allocated approximately 77% of the footage price paid by the Partnership for a completed well in the Appalachian Basin to intangible drilling and development costs ("Intangible Drilling Costs") which are charged 100% to the Participants under the Partnership Agreement. The IRS could challenge the characterization of costs claimed by Atlas to be deductible intangible drilling and development costs and recharacterize such costs as some other item which may be non-deductible however, this would have no effect on the allocation and payment of such costs under the Partnership Agreement. Where a Lease is acquired subject to an obligation to pay an excessive drilling price, such excess amounts may not qualify as deductible intangible drilling and development costs but may be treated as Lease acquisition costs or some other non-deductible expense.
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PAGE9
In the case of corporations, other than S corporations, which are "integrated oil companies," the amount allowable as a deduction for intangible drilling and development costs in any taxable year under 263(c) of the Code is reduced by 30%. I.R.C.291(b)(1). Integrated oil companies are (i) those taxpayers who directly or through a related person engage in the retail sale of oil or gas and whose gross receipts for the calendar year from such activities exceed $5,000,000, or (ii) those taxpayers and related persons who have refinery production in excess of 50,000 barrels on any day during the taxable year. For these purposes, two persons are "related" if either has a 5% interest in the other or a third person has a 5% interest in both, determined under special ownership attribution rules. Amounts disallowed as a current deduction are allowable as a deduction ratably over the 60-month period beginning with the month in which the costs are paid or incurred. The portion of the adjusted basis of any property attributable to intangible drilling and development costs disallowed under291(b)(1) of the Code cannot be taken into account to determine depletion under
611. Any deductions of intangible drilling and development costs over the 60-month period will be subject to recapture.

The Partnership will enter into the Drilling and Operating Agreement with Atlas or its Affiliates, as a third-party general drilling contractor, to drill and complete the Partnership's Development Wells on a footage basis of $37.39 per foot for each well that is drilled and completed in the Appalachian Basin, and at a competitive rate for wells, if any, drilled in other areas of the United States. Under the footage drilling contracts for wells situated in the Mercer County area of the Appalachian Basin, Atlas anticipates that it will have reimbursement of general and administrative overhead of $3,600 per well and a profit of approximately 15% per well assuming the well is drilled to 6,150 feet. However, the actual cost of the drilling of the wells may be more or less than the estimated amount, due primarily to the uncertain nature of drilling operations. Atlas believes the Drilling and Operating Agreement is at competitive rates in the proposed areas of operation. Nevertheless, the amount of the profit realized by Atlas under the drilling contract, if any, could be challenged by the IRS as unreasonable and disallowed as a deductible intangible drilling and development cost. (See "- Intangible Drilling and Development Costs", above, and "Proposed Activities" and "Compensation" in the Prospectus.)

Depending primarily on when the Partnership Subscription is received, it is anticipated that the Partnership will prepay in 1997 most, if not all, of the intangible drilling and development costs for drilling activities that will be conducted in 1998. In , 79 T.C. 7
(1982), aff'd 725 F.2d 1173 (8th Cir. 1984), the Tax Court applied a two-part test for the current deductibility of prepaid intangible drilling and development costs: (1) the expenditure must be a payment rather than a refundable deposit; and (2) the deduction must not result in a material distortion of income taking into substantial consideration the business purpose aspects of the transaction. The drilling partnership in entered into footage and daywork drilling contracts which permitted it to terminate the contracts at any time without default by the driller, and receive a return of the prepaid amounts less amounts earned by the driller. The Tax Court found that the right to receive, by unilateral action, a refund of the prepayments on such footage and daywork drilling contracts rendered such prepayments deposits instead of payments. Therefore, the prepayments were held to be nondeductible in the year they were paid to the extent they had not been earned by the driller. The Tax Court further found that the drilling partnership failed to show a convincing business purpose for prepayments under the footage and daywork drilling contracts.

The drilling partnership in Keller also entered into turnkey drilling contracts which permitted it to stop work under the contract at any time and apply the unearned balance of the prepaid amounts to another well to be drilled on a turnkey basis. The Tax Court found that such prepayments constituted "payments" and not nondeductible deposits, despite the right of substitution. Further, the Tax Court noted that the turnkey drilling contracts obligated "the driller to drill to the contract depth for a stated price regardless of the time, materials or expenses required to drill the well," thereby locking in prices and shifting the risks of drilling from the drilling partnership to the driller. Since the drilling partnership, a cash basis taxpayer, received the benefit of the turnkey obligation in the year of prepayment, the Tax Court found that the amounts prepaid on turnkey drilling contracts clearly reflected income and were deductible in the year of prepayment.
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page10
In , TC Memo 1983-586, a drilling program entered into nine separate turnkey contracts with a general contractor (the parent corporation of the drilling program's corporate general partner), to drill nine program wells. Each contract identified the prospect to be drilled, stated the turnkey price, and required the full price to be paid in 1974. The program paid the full turnkey price to the general contractor on December 31, 1974; the receipt of which was found by the court to be significant in the general contractor's financial planning. The program had no right to receive a refund of any of such payments.

The actual drilling of the nine wells was subcontracted by the general contractor to independent contractors who were paid by the general contractor in accordance with their individual contracts. The drilling of all wells commenced in 1975 and all wells were completed that year. The amount paid by the general contractor to the independent driller for its work on the nine wells was approximately $365,000 less than the amount prepaid by the program to the general contractor.

The program claimed a deduction for intangible drilling and development costs in 1974. The IRS challenged the timing of the deduction, contending that there was no business purpose for the payments in 1974, that the turnkey arrangements were merely "contracts of convenience" designed to create a tax deduction in 1974, and that the turnkey contracts constituted assets having a life beyond the taxable year and that to allow a deduction for their entire costs in 1974 distorted income.

The Tax Court, relying on , held that the program could deduct the full amount of the payments in 1974. The court found that the program entered into turnkey contracts, paid a premium to secure the turnkey obligations, and thereby locked in the drilling price and shifted the risks of drilling to the general contractor. Further, the court found that by signing and paying the turnkey obligation, the program got its bargained-for benefit in 1974, therefore the deduction of the payments in 1974 clearly reflected income.

The Partnership will attempt to comply with the guidelines set forth in with respect to prepaid intangible drilling and development costs. The Drilling and Operating Agreement will require the Partnership to prepay in 1997 intangible drilling and development costs for specified wells the drilling of which will be commenced in 1998. Although the Partnership is not required to prepay completion costs of a well prior to the time a decision has been made to complete the well, it is anticipated that all Partnership Wells will be required to be completed before an evaluation can be made as to their potential productivity. Prepayments should not result in a loss of current deductibility where there is a legitimate business purpose for the required prepayment, the contract is not merely a sham to control the timing of the deduction and there is an enforceable contract of economic substance. The Drilling and Operating Agreement will require the Partnership to prepay the intangible drilling and development costs of the wells in order to enable the Operator to commence site preparation for the wells, obtain suitable subcontractors at the then current prices and insure the availability of equipment and materials. Under the Drilling and Operating Agreement excess prepaid amounts, if any, will not be refundable to the Partnership but will be applied to intangible drilling and development costs to be incurred in drilling substitute wells. Under , such a provision for substitute wells should not result in the prepayments being characterized as refundable deposits.

The likelihood that prepayments will be challenged by the IRS on the grounds that there is no business purpose for the prepayment is increased in the event prepayments are not required with respect to 100% of the Working Interest. It is possible that less than 100% of the Working Interest will be acquired by the Partnership in one or more wells and prepayments may not be required of all holders of the Working Interest.
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PAGE11

 However, in the view of Special Counsel, a legitimate business purpose for the required prepayments may exist under the guidelines set forth in , even though prepayment is not required, or actually received, by the drilling contractor with respect to a portion of the Working Interest.

In addition to the foregoing, a current deduction for prepaid intangible drilling and development costs is available only if the drilling of the wells is commenced before the close of the 90th day after the close of the taxable year. The Managing General Partner will attempt to cause prepaid Partnership Wells to be Spudded on or before March 31, 1998. However, the Spudding of any Partnership Well may be delayed due to circumstances beyond the control of the Partnership or the drilling contractor. Such circumstances include the unavailability of drilling rigs, weather conditions, inability to obtain drilling permits or access right to the drilling site, or title problems. Due to the foregoing factors no guaranty can be given that all prepaid Partnership Wells required by the Drilling and Operating Agreement to be Spudded on or before March 31, 1998, will actually be commenced by such date. In that event, deductions claimed in 1997 for prepaid intangible drilling and development costs would be disallowed and deferred to the 1998 taxable year.

No assurance can be given that on audit the IRS would not disallow the current deductibility of a portion or all of any prepayments of intangible drilling and development costs under the Partnership's drilling contracts, thereby decreasing the amount of deductions allocable to the Participants for the current taxable year, or that such a challenge would not ultimately be sustained. In the event of disallowance, the deduction would be available in the year the work is actually performed.

The Partnership intends to own an economic interest in all Partnership Wells that produce gas or oil. Proceeds from the sale of oil and gas production will constitute ordinary income. A certain portion of such income will not be taxable by virtue of the depletion allowance which permits the deduction from gross income for federal income tax purposes of either the percentage depletion allowance or the cost depletion allowance, whichever is greater. Accordingly, each Participant will be entitled to take into account on his own federal income tax return his share of allowable depletion as computed at the individual partner level, rather than the partnership level.

Cost depletion for any year is determined by dividing the adjusted tax basis for the property by the total units of gas or oil expected to be recoverable therefrom and then multiplying the resultant quotient by the number of units actually sold during the year. Cost depletion cannot exceed the adjusted tax basis of the property to which it relates.

Percentage depletion generally is available to taxpayers other than integrated oil companies. (See "- Intangible Drilling and Development Costs.") Percentage depletion generally is based on the Participant's share of gross income from the oil and gas producing property. Generally, percentage depletion is available with respect to 6 million cubic feet of average daily production of natural gas or 1,000 barrels of average daily production of domestic crude oil. Taxpayers who have both oil and gas production may allocate the production limitation between such production. The rate of percentage depletion is 15%. However, percentage depletion for marginal production increases 1% (up to a maximum increase of 10%) for each whole dollar that the domestic wellhead price of crude oil for the immediately preceding year is less than $20 per barrel (without adjustment for inflation). The term "marginal production" includes oil and gas produced from a domestic stripper well property, which is defined as any property which produces a daily average of 15 or less equivalent barrels of oil (90 MCF of natural gas) per producing well on the property in the calendar year. The rate of percentage depletion for marginal production presently is 16%. (See the model decline curve included in the United Energy Development Consultants, Inc. Geological Report in "Proposed Activities
- Information Regarding Currently Proposed Prospects" in the
Prospectus.)
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PAGE 12

Percentage depletion may not exceed 100% of the net income from each oil and gas property before the deduction for depletion and is limited to 65% of the taxpayer's taxable income for a year computed without regard to percentage depletion, net operating loss carrybacks and
capital loss carrybacks.     With respect to marginal properties,
however, the 100% of net income property limitation is suspended for 1998 and 1999.

On disposition of an oil and gas property there is recapture of the lesser of: (i) the amounts that were deducted under 263 of the Code as intangible drilling and development costs rather than added to basis, plus depletion deductions that reduced the basis of the property; or
(ii) the amount realized in the case of a sale, exchange or involuntary conversion or fair market value in all other cases, minus the property's adjusted basis. Furthermore, the amount of recapturable intangible drilling and development costs is not reduced by the amount by which depletion would have been increased if the expensed intangible drilling and development costs had been capitalized.

Availability of the percentage depletion allowance and limitations thereon must be computed separately for each Participant and not by the Partnership, or for Participants as a whole. Potential Participants are urged to consult their own tax advisors with respect to the availability of the percentage depletion allowance to them.

Tangible Costs and the related depreciation deductions are allocated and charged under the Partnership Agreement 14% to the Managing General Partner and 86% to the Participants. Most equipment placed in service by the Partnership will be classified as "7-year" property and the cost of such property generally will be recovered over a seven year cost recovery period. I.R.C. 168(c). The depreciation method for property in the 7-year class is 200% declining balance, with a switch to straight-line to maximize the deduction. All property assigned to the 7-year class is treated as placed in service (or disposed of) in the middle of the year and in the case of a short tax year the ACRS deduction is prorated on a 12-month basis. The half-year convention effectively adds another year onto the cost-recovery period.

No distinction is made between new and used property and salvage value is disregarded. Component depreciation is prohibited and an alternative depreciation system is used to compute the depreciation preference subject to the alternative minimum tax (using the 150% declining balance method, switching to straight-line, for most personal property). (See "- Minimum Tax - Tax Preferences," below.) All gain on a disposition of tangible personal property is treated as ordinary income to the extent of ACRS deductions claimed by the taxpayer and deductions allowed under 179 (expensing) are treated as depreciation deductions for recapture purposes. As under prior law (unless otherwise provided by regulations), the full amount of proceeds realized on a disposition of property from a mass asset account is treated as ordinary income (with no reduction for basis), however, no reduction is made in the depreciable basis remaining in the account. Cost recovery deductions allocable to the Participants in a taxable year may be reduced under certain circumstances to the extent foreign persons or tax-exempt entities subscribe to the Partnership.

Section 179 provides an election to expense a portion of the cost of certain tangible personal property in the year such property is placed in service. The amount allowable as a deduction in 1997 is $18,000. However, the deductible amount is reduced dollar-for-dollar by the cost of qualifying property in excess of $200,000 and the amount expensed cannot exceed the taxable income derived from the active conduct by the taxpayer of the trade or business in which the property is used. These limitations are applied at both the partnership and the partner level. I.R.C. 179(d)(8). Any excess expensed amount is carried forward. If this special election to expense is made, the basis of the property used to compute cost recovery deductions is reduced by the amount expensed and is subject to recapture if the property is not used predominately in a trade or business at any time. I.R.C. 179.

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PAGE 13
The costs of acquiring oil and gas Lease interests, together with the related cost depletion deduction and any abandonment loss, are allocated under the Partnership Agreement 100% to Atlas, which will contribute the Leases to the Partnership as a part of its Capital Contribution.



The adjusted basis for federal income tax purposes of a
Participant's interest in the Partnership will be adjusted (but not below zero) for any gain or loss to the Participant from a disposition by the Partnership of an oil or gas property, and will be increased by:
(i) his cash subscription payment and any additional Capital Contributions paid in cash to the Partnership, (ii) his share of any nonrecourse debt of the Partnership, (iii) his share of any recourse debt of the Partnership, (iv) his share of the taxable income of the Partnership; and (v) his share of tax exempt income of the Partnership. (See "Partnership Borrowings," below.)

The adjusted basis of a Participant's interest in the Partnership will be reduced by: (i) his share of Partnership losses; (ii) his share of Partnership expenditures that are not deductible in computing its taxable income and are not properly chargeable to capital account;
(iii) his deduction for depletion for any partnership oil and gas property (but not below zero); and (iv) cash distributions from the Partnership to him. The reduction in a Participant's share of recourse or nonrecourse liabilities is considered a cash distribution. Should cash distributions exceed the tax basis of the Participant's interest in the Partnership, taxable gain would result to the extent of the excess. (See "- Distributions From a Partnership," below.)

A Participant's distributive share of Partnership loss is allowable only to the extent of the adjusted basis of such Participant's interest in the Partnership at the end of the Partnership's taxable year. Participants will not be personally liable on any Partnership loans; however, Investor General Partners will be liable for other obligations of the Partnership. (See "Risk Factors - Special Risks of the Partnership - Unlimited Liability of Investor General Partners" in the Prospectus.)

Generally, a cash distribution from a partnership to a partner in excess of the adjusted basis of such partner's interest in the partnership immediately before the distribution is treated as gain from the sale or exchange of his interest in the partnership to the extent of the excess. I.R.C. 731(a)(1). No loss is recognized by the partners on these types of distributions. I.R.C. 731(a)(2). No gain or loss is recognized by the Partnership on these types of distributions. I.R.C. 731(b). If property is distributed by the Partnership to the Managing General Partner and the Participants, certain basis adjustments may be made by the Partnership, the Managing General Partner and the Participants. [Partnership Agreement, 5.04(d).] I.R.C. 732, 733,
734, and 754. Other distributions of cash, disproportionate distributions of property, and liquidating distributions may result in taxable gain or loss. (See "- Disposition of Partnership Interests" and "- Termination of a Partnership," below.)

   Generally, on assets purchased before 2001:

(i) a noncorporate taxpayer's ordinary income and short-term gains on the sale of assets held for a year or less are taxed at a maximum rate of 39.6%;
(ii) net mid-term capital gains of a noncorporate taxpayer on the sale of assets held more than a year but not more than 18 months are taxed at a maximum rate of 28%; and
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(iii)  PAGE 14
net long-term capital gains of a noncorporate taxpayer on the sale of assets held more than 18 months are taxed at a maximum rate of 20% (10% if they would be subject to tax at a rate of 15% if they were not eligible for long-term capital gains treatment).

These rates also apply for purposes of the alternative minimum tax. (See " - Minimum Tax - Tax Preferences", below.) The annual capital loss limitation for noncorporate taxpayers is the amount of capital gains plus the lesser of $3,000 ($1,500 for married persons filing separate returns) or the excess of capital losses over capital gains.

Gains and losses from sales of oil and gas properties held for more than twelve months and not held primarily for sale to customers would be, except to the extent of depreciation recapture on equipment and recapture of any intangible drilling and development costs, depletion deductions and certain 1231 losses, gains and losses described in
1231 of the Code (in general, from sales or exchanges of real or depreciable property used in a trade or business). A Participant's net
1231 gain will be treated as a    mid-term     or long-term capital
gain    depending on the holding period     while a net loss will be an
ordinary deduction. However, ordinary income will result to the extent the net 1231 gain for any taxable year does not exceed the excess of the aggregate amount of the net 1231 losses for the five most recent preceding taxable years over the portion of such losses taken into account in determining the portion of net 1231 gain to be treated as ordinary income for such preceding taxable years. I.R.C. 1231(c).
Other gains and losses on sales of oil and gas properties will generally result in ordinary gains or losses.

Intangible drilling and development costs that are incurred in connection with an oil and gas property may be recaptured as ordinary income when the property is disposed of by the Partnership. Generally, the amount recaptured is the lesser of:

(1) the aggregate amount of expenditures which have been deducted as intangible drilling and development costs with respect to the property and which (but for being deducted) would be reflected in the adjusted basis of the property; or

(2) the excess of (i) the amount realized (in the case of a sale, exchange or involuntary conversion); or (ii) the fair market value of the interest (in the case of any other disposition) over the adjusted basis of the property. I.R.C.
1254(a).

In addition, the deductions for depletion which reduced the adjusted basis of the property are subject to recapture as ordinary income.

The sale or exchange of all or part of a Participant's interest in the Partnership held by him for more than twelve months will generally
result in a recognition of    mid-term     or long-term capital gain or
loss except to the extent of ordinary income or loss, if any, from Partnership 751 assets (which consist of unrealized receivables or
inventory). I.R.C. 751.     See " - Sale of the Properties," above, for
the tax rates on capital gains    .  In the event the interest is held
for twelve months or less, such gain or loss will generally be short-term gain or loss. A portion of any gain recognized by a Limited Partner on the sale or other disposition of his interest in the Partnership will also be characterized as portfolio income under 469 to the extent the gain is itself attributable to portfolio income (e.g. interest on investment of working capital). The recapturable portions of depreciation, depletion and intangible drilling and development costs constitute unrealized receivables. A Participant's pro rata share of the Partnership's nonrecourse liabilities, if any, as of the date of the sale or exchange must be included in the amount realized. Therefore, the gain recognized may result in a tax liability greater than the cash proceeds, if any, from such disposition. A gift of an interest in the Partnership may result in federal and/or state income tax and gift tax liability of the donor.
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PAGE 15
A Participant who sells or exchanges all or part of his interest in the Partnership is required by the Code to notify the Partnership within 30 days or by January 15 of the following year, if earlier. I.R.C. 6050K. After receiving such notice, the Partnership is required to make a return with the IRS stating the name and address of the transferor and the transferee and such other information as may be required by the IRS. The Partnership must also provide each person whose name is set forth in the return a written statement showing the information set forth on the return with respect to such person.

If a partner sells or exchanges his entire interest in a partnership, the taxable year of the partnership will close with respect to such partner (but not the remaining partners) on the date of sale or exchange, with a proration of partnership items for the partnership's taxable year. If a partner sells less than his entire interest in a partnership, the partnership year will not terminate with respect to the selling partner, but his proportionate share of items of income, gain, loss, deduction and credit will be determined by taking into account his varying interests in the partnership during the taxable year. Deductions or credits generally may not be allocated to a partner acquiring an interest from a selling partner for a period prior to the purchaser's admission to the partnership. I.R.C. 706(d).

Other dispositions of a Participant's interest, including a repurchase of the interest by Atlas, may or may not result in recognition of taxable gain. Interests in different partnerships do not qualify for tax-free like-kind exchanges. I.R.C. 1031(a)(2)(D). However, no gain should be recognized by an Investor General Partner whose interest in the Partnership is converted to a Limited Partner interest so long as there is no change in his share of the Partnership's liabilities or 751 assets as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B 157. No disposition of an interest in the Partnership (including repurchase of the interest by Atlas) should be made by any Participant prior to consultation with his tax advisor.

For taxpayers other than integrated oil companies (see "- Intangible Drilling and Development Costs"), the 1992 National Energy Bill repealed (1) the preference for excess intangible drilling and development costs and (2) the excess percentage depletion preference for oil and gas. The repeal of the excess intangible drilling and development costs preference, however, may not result in more than a 40% reduction in the amount of the taxpayer's alternative minimum taxable income computed as if the excess intangible drilling and development costs preference had not been repealed. These rules are summarized below.

The alternative minimum tax is intended to insure that no one with substantial income can avoid tax liability by using deductions and credits, including the deductions for intangible drilling and
development costs and accelerated depreciation.     Generally    , the
alternative minimum tax rate for individuals is 26% on alternative minimum taxable income up to $175,000 ($87,500 for married individuals
filing separate returns) and 28% thereafter.  See    " - Sale of the
Properties," above, for the tax rates on capital gains.      Individual
tax preferences may include, but are not limited to: accelerated depreciation, intangible drilling and development costs, incentive stock options and passive activity losses. The exemption amount is $45,000 for married couples filing jointly and surviving spouses, $33,750 for single filers, and $22,500 for married persons filing separately, estates and trusts. These exemption amounts are reduced by 25% of the alternative minimum taxable income in excess of (1) $150,000 for joint returns and surviving spouses; (2) $75,000 for estates, trusts and married persons filing separately, and (3) $112,500 for single taxpayers. Married individuals filing separately must increase alternative minimum taxable income by the lesser of: (i) 25% of the excess of alternative minimum taxable income over $165,000; or (ii) $22,500. Regular tax personal exemptions are not available for purposes of the alternative minimum tax.

The only itemized deductions allowed for minimum tax purposes are those for casualty and theft losses, gambling losses to the extent of gambling gains, charitable deductions, medical deductions (to the extent in excess of 10% of adjusted gross income), interest expenses (restricted to qualified housing interest as defined in 56(e) of the Code and investment interest expense not exceeding net investment income), and certain estate taxes. The net operating loss for
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PAGE 16
alternative minimum tax purposes generally is the same as for regular tax purposes, except: (i) current year tax preference items are added back to taxable income, and (ii) individuals may use only those itemized deductions (as modified under 172(d)) allowable in computing alternative minimum taxable income. Code sections suspending losses, such as 465 and 704(d), are recomputed for minimum tax purposes and the amount of the deductions suspended or recaptured may differ for regular and minimum tax purposes.

Under the prior rules, the amount of intangible drilling and development costs which is not deductible for alternative minimum tax purposes is the excess of the "excess intangible drilling costs" over 65% of net income from oil and gas properties. Net oil and gas income is determined for this purpose without subtracting excess intangible drilling and development costs. Excess intangible drilling and development costs is the regular intangible drilling and development costs deduction minus the amount that would have been deducted under 120-month straight-line amortization, or (at the taxpayer's election) under the cost depletion method. There is no preference for costs of nonproductive wells and the preference for intangible drilling and development costs for productive wells is computed separately for each property. Taxpayers can elect to amortize the year's intangible drilling and development costs for productive wells ratably over a 60 month period for all tax purposes and then such costs are not treated as an item of tax preference. The passive loss disallowance is determined after all preferences ad adjustments have been computed, so the suspended loss amount may be different for minimum and regular tax purposes. I.R.C. 58(b).

The likelihood of a Participant incurring, or increasing, any minimum tax liability by virtue of an investment in the Partnership, and the impact of such liability on his personal tax situation, must be determined on an individual basis, and requires consultation by a prospective Participant with his personal tax advisor.

Investment interest is deductible by a noncorporate taxpayer only to the extent of net investment income each year (with an indefinite carryforward of disallowed investment interest). I.R.C. 163. Interest subject to the limitation generally includes all interest (except consumer interest and qualified residence interest) on debt not incurred in a person's active trade or business, provided the activity is not a "passive activity" under the passive loss rule. Accordingly, an Investor General Partner's allocable share of any interest expense incurred by the Partnership, will be subject to the investment interest limitation. In addition, an Investor General Partner's income and losses (including intangible drilling and development costs) from the Partnership will be considered investment income and losses for purposes of this limitation. Losses allocable to an Investor General Partner will reduce his net investment income and may affect the deductibility of his investment interest expense, if any.

Net investment income is the excess of investment income over investment expenses. Investment income includes: gross income from interest, dividends, rents, and royalties; portfolio income under the passive activity rules (which includes working capital investment income and possibly royalty income of the Partnership, if any, in the case of Limited Partners); and income from a trade or business in which the taxpayer does not materially participate if the activity is not a "passive activity" under the passive loss rule (which includes the Partnership, at least prior to the conversion of Investor General Partner Units to Limited Partner interests, in the case of Investor General Partners). Gain from the disposition of investment property generally is not included unless the taxpayer elects to reduce the amount of net capital gain that qualifies for the 28% ceiling. Investment expenses include deductions (other than interest) that are directly connected with the production of net investment income (including actual depreciation or depletion deductions allowable). No item of income or expense subject to the passive activity loss rules of 469 of the Code is treated as investment income or investment expense.

In determining deductible investment expenses, investment expenses are subject to a rule limiting deductions for miscellaneous expenses to those exceeding 2% of adjusted gross income, however, expenses that are not investment expenses are intended to be disallowed before any investment expenses are disallowed.
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PAGE 17

The Partnership Agreement allocates to each Partner his share of the income, gains, credits and deductions (including the deductions for intangible drilling and development costs and depreciation) generated by the Partnership. Allocations of certain items are made in ratios that are different than allocations of other items. (See "Participation in Costs and Revenues" in the Prospectus.) The Capital Accounts of the Partners are adjusted to reflect such allocations and the Capital Accounts, as adjusted, will be given effect in distributions made to the Partners upon liquidation of the Partnership or any Partner's interest in the Partnership. Generally, the basis of oil and gas properties owned by the Partnership for computation of cost depletion and gain or loss on disposition will be allocated and reallocated when necessary in the ratio in which the expenditure giving rise to the tax basis of each property was charged as of the end of the year. [Partnership Agreement, 5.03(b).]

Special allocations (those made in a manner that is disproportionate to the respective interests of the partners in a partnership), among partners of any item of partnership income, gain, loss, deduction or credit will not be given effect unless the special allocation has "substantial economic effect." I.R.C. 704(b). An allocation generally will have economic effect if throughout the term of the partnership:

(1) the partners' capital accounts are maintained in accordance with rules set forth in the regulations (generally, tax accounting principles);

(2) liquidation proceeds are distributed in accordance with the partners' capital accounts; and

(3) any partner with a deficit balance in his capital account following the liquidation of his interest in the partnership is required to restore the amount of the deficit for distribution to partners with positive capital account balances or to be paid to creditors.

Generally, a Participant's Capital Account is increased by the amount of money he contributes to the Partnership and allocations to him of income and gain, and decreased by the value of property or cash distributed to him and allocations to him of loss and deductions. The regulations also require that there must be a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences.

Although Participants are not required to restore deficit balances in their Capital Accounts beyond the amount of their agreed Capital Contributions, an allocation which is not attributable to nonrecourse debt will be considered to have economic effect to the extent it does not cause or increase a deficit balance in a Participant's Capital Account, if requirements (1) and (2) described above are met and the partnership agreement provides that a partner who unexpectedly incurs a deficit balance in his Capital Account because of certain adjustments, allocations, or distributions will be allocated income and gain sufficient to eliminate such deficit balance as quickly as possible. Treas. Reg. 1.704-l(b)(2)(ii)(d). (See 5.03(h) of the Partnership Agreement.)

In the event of a sale or transfer of a Partnership Unit or the admission of an additional Participant, Partnership income, gain, loss, deductions and credits generally will be allocated among the Partners on a daily basis according to their varying interests in the Partnership during the taxable year. In addition, in the discretion of the Managing General Partner Partnership property may be revalued upon the admission of additional Participants, or if certain distributions are made to the Partners, to reflect unrealized income, gain, loss or deduction inherent in the Partnership's property for purposes of adjusting the Partners' Capital Accounts. It should be noted that a reduction in a Participant's interest in the Partnership upon the admission of additional Participants could be viewed by the IRS as a deemed sale or exchange by the Participant of his share of "751 assets" under 751 of the Code, which provides that to the extent a partner receives partnership property, including money, in exchange for all or part of his interest in the partnership's unrealized receivables, which includes any intangible drilling and development costs, depletion and
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PAGE 18
cost recovery deductions recapture, and inventory items ("751 assets"), the transaction will be considered a sale or exchange of the property between the partner and the partnership. In Rev. Rul. 84-102, 1984-2 C.B. 119, the IRS ruled that upon the admission of a new partner to an existing partnership having both unrealized receivables and liabilities outstanding, the existing partners were considered to have received distributions to which 751(b) applies and were taxable on the gain resulting from such deemed sale.

It should also be noted that each Partner's share of Partnership items of income, gain, loss, deduction and credit must be taken into account whether or not there is any distributable cash. A Participant's share of Partnership revenues applied to the repayment of loans or the reserve for plugging wells will be included in his gross income in a manner analogous to an actual distribution of the income to him. Thus, a Participant may have taxable income from the Partnership for a particular year in excess of any cash distributions from the Partnership to him with respect to that year. To the extent the Partnership has cash available for distribution, however, it is Atlas' policy that Partnership distributions will not be less than the Participants' estimated income tax liability with respect to Partnership income.

No assurance can be given that, on audit, the IRS will not take the position that a portion of the deductions allocable to the Participants is not allowable to them. If such a position is taken, there can be no assurance that any resulting deficiency will not ultimately be sustained. However, assuming the effect of the special allocations set forth in the Partnership Agreement is substantial in light of a Participant's tax attributes that are unrelated to the Partnership, in the opinion of Special Counsel it is more likely than not that such allocations will have "substantial economic effect" and will govern each Participant's distributive share of such items to the extent such allocations do not cause or increase deficit balances in the Participants' Capital Accounts.

If any allocation under the Partnership Agreement is not recognized for federal income tax purposes, each Participant's distributive share of the items subject to such allocation generally will be determined in accordance with his interest in the Partnership, determined by considering relevant facts and circumstances. To the extent such deductions as allocated by the Partnership Agreement, exceed deductions which would be allowed pursuant to such a reallocation, Participants may incur a greater tax burden.

Subject to the limitations on "passive losses" generated by the Partnership in the case of Limited Partners and a Participant's basis in the Partnership, each Participant may use his share of the Partnership's losses to offset income from other sources. (See "- Limitations on Passive Activities" and "- Tax Basis of Participants' Interests," above.) However, any taxpayer (other than a corporation which is neither an S corporation nor a corporation in which five or fewer individuals own more than 50% of the stock) who sustains a loss in connection with his oil and gas activities may deduct such loss only to the extent of the amount he has "at risk" in such activities at the end of a taxable year. In determining whether five or fewer individuals own 50% or more of the stock of a corporation, the attribution rules of 544 apply. The "at risk" limitation applies to each activity engaged in and not on an aggregate basis for all activities. The amount "at risk" is limited to the amount of money and the adjusted basis of other property the taxpayer has contributed to the activity, and any amount he has borrowed with respect thereto for which he is personally liable or with respect to which he has pledged property other than property used in the activity; limited, however, to the net fair market value of his interest in such pledged property. I.R.C. 465(b)(1) and (2). However, amounts borrowed will not be considered "at risk" if such amounts are borrowed from any person who has an interest (other than as a creditor) in such activity or from a related person to a person (other than the taxpayer) having such an interest.

"Loss" is defined as being the excess of allowable deductions for a taxable year from an activity over the amount of income actually received or accrued by the taxpayer during such year from the activity.
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PAGE 19
The amount the taxpayer has "at risk" may not include the amount of any loss that the taxpayer is protected against through nonrecourse loans, guarantees, stop loss agreements, or other similar arrangements. The amount of any such loss that is disallowed in any taxable year will be carried over to the first succeeding taxable year, to the extent a Participant is "at risk." Further, a taxpayer's "at risk" amount in subsequent taxable years with respect to the activity involved will be reduced by that portion of the loss which is allowable as a deduction.

Participants' Agreed Subscriptions are funded by a payment of cash (usually "at risk"). Since income, gains, losses, and distributions of the Partnership affect the amount considered to be "at risk," the extent to which a Participant is "at risk" must be determined annually. Further, conversion from recourse to nonrecourse liability would reduce the amount "at risk" and could result in taxable income to the Participant. Previously allowed losses must be recaptured (included in gross income) when the "at risk" amount is reduced below zero. However, the amount recaptured is limited by the amount the taxpayer's "at risk" amount is reduced below zero, with special computations to reflect previously recaptured losses. The amount included in income under this recapture provision may be deducted in the first succeeding taxable year to the extent of any increase in the amount which the Participant has "at risk."

Under the Partnership Agreement, the Managing General Partner and
its Affiliates may make loans to the Partnership. The use of Partnership revenues taxable to Participants to repay Partnership borrowing will create income tax liability for such Participants in excess of cash distributions to them, since repayments of principal are not deductible for federal income tax purposes, and deductions for payment of interest will be subject to the "investment interest" and "passive loss" limitations previously discussed. In addition, interest paid (or imputed at the applicable Federal rate) on such loans will not be deductible unless such loans are bona fide loans that will not be treated as Capital Contributions. In Revenue Ruling 72-135, 1972-1 C.B. 200, the IRS ruled that a nonrecourse loan from a general partner to a limited partner or to a partnership engaged in oil and gas exploration represented a capital contribution by the general partner rather than a loan. Whether a "loan" to the Partnership represents in substance, debt or equity is a question of fact to be determined from all the surrounding facts and circumstances. (See , 46 T.C. 147 (1966); 43 T.C. 90 (1964).)

Expenses connected with the issuance and sale of interests in a partnership (i.e., promotional expense, selling expense, commissions, professional fees and printing costs) are not deductible. Further, except for certain expenses, amounts incurred to organize a partnership may not be claimed as deductions under the partnership provisions of the Code. However, expenses incident to the creation of a partnership which are chargeable to capital account and which, if expended in connection with the creation of a partnership having an ascertainable life, would be amortized over that period of time, may be deducted and amortized over a period of not less than 60 months. Such amortizable organization expenses are charged 100% to the Managing General Partner as part of the Partnership's Organization and Offering Costs and any related deductions will be allocated to the Managing General Partner.



The Code permits partnerships to elect to adjust the basis of partnership property on the transfer of an interest in a partnership by sale or exchange or on the death of a partner, and on the distribution of property by the partnership to a partner (the 754 election). The general effect of such an election is that transferees of the partnership interests are treated, for purposes of depreciation and gain, as though they had acquired a direct interest in the partnership assets and the partnership is treated for such purposes, upon certain distributions to partners, as though it had newly acquired an interest in the partnership assets and therefore acquired a new cost basis for such assets. Any such election, once made, may not be revoked without the consent of the IRS. The Partnership Agreement, 5.04(d), provides that the Partnership may make the 754 election.
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PAGE 20
The Partnership may also make various elections for federal tax reporting purposes which could result in various items of income, gain, loss, deduction and credit being treated differently for tax purposes than for accounting purposes.

Code 195 permits taxpayers to elect to capitalize and amortize "start-up expenditures" over a 60-month period. Such items include amounts: (1) paid or incurred in connection with: (i) investigating the creation or acquisition of an active trade or business, (ii) creating an active trade or business, or (iii) any activity engaged in for profit and for the production of income before the day on which the active trade or business begins, in anticipation of such activity becoming an active trade or business; and (2) which would be allowed as a deduction if paid or incurred in connection with the expansion of an existing business. Start-up expenditures do not include amounts paid or incurred in connection with the sale of partnership interests. If it is ultimately determined that any of the Partnership's expenses constituted start-up expenditures and not deductible expenses under 162, the Partnership's deductions would be reduced.

Under 183 of the Code, a Participant's ability to deduct his share of the Partnership's losses on his federal income tax return could be lost if the Partnership lacks the appropriate profit motive as determined from an examination of all facts and circumstances at the time. Section 183 creates a presumption that an activity is engaged in for profit, if, in any three of five consecutive taxable years, the gross income derived from such activity exceeds the deductions attributable to such activity. Thus, if the Partnership fails to show a profit in at least three out of five consecutive years, this presumption will not be available. In that instance, the possibility that the IRS could successfully challenge the deductions claimed by a Participant would be substantially increased.

The fact that the possibility of ultimately obtaining profits is uncertain, standing alone, does not appear to be sufficient grounds for the denial of losses under 183. (See Treas. Reg. 1.183-2(c), Example
(5).) Based on Atlas' representation that the Partnership will be conducted as described in the Prospectus, in the opinion of Special Counsel it is more likely than not that the Partnership will possess the requisite profit motive.

Pursuant to 708(b) of the Code, a partnership will be considered as terminated for federal income tax purposes if within a twelve month period there is a sale or exchange of 50% or more of the total interest in partnership capital and profits. The closing of the partnership year may result in more than twelve months' income or loss of the partnership being allocated to certain partners for the year of termination (i.e., in the case of partners using fiscal years other than the calendar year). Under 731 of the Code, a partner will realize taxable gain on a termination of the partnership to the extent that money regarded as distributed to him exceeds the adjusted basis of his partnership interest. The conversion of Investor General Partner Units to Limited Partner interests will not result in a termination of the Partnership under 708 of the Code. Rev. Rul. 84-52, 1984-1 C.B. 157.

Section 6111 of the Code generally requires an organizer of a "tax shelter" to register the tax shelter with the Secretary of the Treasury, and to obtain an identification number which must be included on the tax returns of investors in such a tax shelter. For purposes of these provisions, a "tax shelter" is generally defined to include investments with respect to which any person could reasonably infer that the ratio that (1) the aggregate amount of the potentially allowable deductions and 350% of the potentially allowable credits with respect to the investment during the first five years of the investment bears to (2) the amount of money and the adjusted basis of property contributed to the investment exceeds 2 to 1. Temporary Regulations promulgated by the IRS provide that the aggregate amount of gross deductions must be considered and determined without reduction for gross income derived, or to be derived, from the investment
------------------------------------------------------------------
PAGE 21
 .
Atlas does not believe that the Partnership will have a tax shelter ratio greater than 2 to 1. Also, because the purpose of the Partnership is to locate, produce and market natural gas on an economic basis, Atlas does not believe that the Partnership will be a "potentially abusive tax shelter." Accordingly, Atlas does not intend to cause the Partnership to register with the IRS as a tax shelter.

If it is subsequently determined that the Partnership was required to be registered with the IRS as a tax shelter, Atlas would be subject to certain penalties, including a penalty of 1% of the aggregate amount invested in the Units of the Partnership for failing to register and $100 for each failure to furnish a Participant a tax shelter registration number, and each Participant would be liable for a $250 penalty for failure to include the tax shelter registration number on his tax return, unless such failure was due to reasonable cause. A Participant also would be liable for a penalty of $100 for failing to furnish the tax shelter registration number to any transferee of his interest in the Partnership. However, based on the representations of the Managing General Partner, Special Counsel has expressed the opinion that the Partnership, more likely than not, is not required to register with the IRS as a tax shelter.

Issuance of a registration number does not indicate that an investment or the claimed tax benefits have been reviewed, examined, or approved by the IRS.

Section 6112 of the Code requires that any person who organizes a tax shelter required to be registered with the IRS or who sells any interest in such a shelter must maintain a list identifying each person who was sold an interest in the shelter and setting forth other required information. For the reasons described above, Atlas does not believe the Partnership is subject to the requirements of 6112 If this determination is wrong, 6708 of the Code provides for a penalty of $50 for each person with respect to whom there is a failure to meet any requirements of 6112, unless the failure is due to reasonable cause.



 . The tax treatment of all partnership items is generally determined at the partnership, rather than the partner, level; and the partners are generally required to treat partnership items on their individual returns in a manner which is consistent with the treatment of such partnership items on the partnership return. I.R.C. 6221 and 6222. Regulations define "partnership items" for this purpose as including distributive share items that must be allocated among the partners, such as partnership liabilities, data pertaining to the computation of the depletion allowance, and guaranteed payments. Treas. Reg. 301.6231(a)(3)-1.

Generally, the IRS must conduct an administrative determination as to partnership items at the partnership level before conducting deficiency proceedings against a partner, and the partners must file a request for an administrative determination before filing suit for any credit or refund. The period for assessing tax against a Partner attributable to a partnership item may be extended as to all partners by agreement between the IRS and Atlas, which will serve as the Partnership's representative ("Tax Matters Partner") in all administrative and judicial proceedings conducted at the partnership level. The Tax Matters Partner generally may enter into a settlement on behalf of, and binding upon, partners owning less than a 1% profits
interest in partnerships having more than 100 partners.     In
addition, a partnership with at least 100 partners may elect to be governed under simplified tax reporting and audit rules as an "electing large partnership". These rules also facilitate the matching of partnership items with individual partner tax returns by the IRS. The Managing General Partner does not anticipate that the Partnership will
make this election.     By executing the Partnership Agreement, each
Participant agrees that he will not form or exercise any right as a member of a notice group and will not file a statement notifying the IRS that the Tax Matters Partner does not have binding settlement authority.

In the event of an audit of the return of the Partnership, the Tax Matters Partner, pursuant to advice of counsel, will take all actions necessary, in its discretion, to preserve the rights of the Participants. All expenses of such proceedings undertaken by the Tax
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PAGE 22
Matters Partner, which might be substantial, will be paid for by the Partnership. The Tax Matters Partner is not obligated to contest adjustments made by the IRS.
 . The preparation and filing of each Participant's federal, state and local income tax returns are the responsibility of the Participant. The Partnership will provide each Participant with the tax information applicable to his investment in the Partnership necessary to prepare such returns; however, the treatment of the tax attributes of the Partnership may vary among Participants. The Managing General Partner, its Affiliates and Special Counsel assume no responsibility for the tax consequences of this transaction to a Participant, nor for the disallowance of any proposed deductions. EACH PARTICIPANT IS URGED TO SEEK QUALIFIED, PROFESSIONAL ASSISTANCE IN THE PREPARATION OF HIS FEDERAL, STATE AND LOCAL TAX RETURNS.

 . Interest (based on the applicable Federal short-term rate plus 3 percentage points) is charged on underpayments of tax and various civil and criminal penalties are included in the Code.

 . If any portion of an underpayment of tax is attributable to negligence or disregard of rules or regulations, 20% of such portion is added to the tax. Negligence is strongly indicated if a partner fails to treat partnership items on his tax return in a manner that is consistent with the treatment of such items on the partnership's return or to notify the IRS of the inconsistency. The term "disregard" includes any careless, reckless or intentional disregard of rules or regulations. There is no penalty, however, if the position is adequately disclosed, or the position is taken with reasonable cause and in good faith, or the position has a realistic possibility of being sustained on its merits. Treas. Reg. 1.6662-3.

 . There is an addition to tax of 20% of the amount of any underpayment of tax of $5,000 or more ($10,000 in the case of corporations other than S corporations or personal holding companies) which is attributable to a substantial valuation misstatement. There is a substantial valuation misstatement if the value or adjusted basis of any property claimed on a return is 200% or more of the correct amount; or if the price for any property or services (or for the use of property) claimed on a return is 200% or more (or 50% or less) of the correct price. If there is a gross valuation misstatement (400% or more of the correct value or adjusted basis or the undervaluation is 25% or less of the correct amount) the penalty is 40%. I.R.C. 6662(e) and (h).

 . There is also an addition to tax of 20% of any underpayment if the difference between the tax required to be shown on the return over the tax actually shown on the return, exceeds the greater of 10% of the tax required to be shown on the return, or $5,000 ($10,000 in the case of corporations other than S corporations or personal holding companies). I.R.C. 6662(d). The amount of any understatement generally will be reduced to the extent it is attributable to the tax treatment of an item supported by substantial authority, or adequately disclosed on the taxpayer's return. However, in the case of "tax shelters," the understatement may be reduced only if the tax treatment of an item attributable to a tax shelter was supported by substantial authority
and the taxpayer    establishes that he     reasonably believed that
the tax treatment claimed was more likely than not the proper treatment. Disclosure of partnership items should be made on the Partnership's return; however, a taxpayer partner also may make adequate disclosure on his individual return with respect to pass-through items. Section 6662(d)(2)(C) provides that a "tax shelter" is
any entity which has as a    significant     purpose the avoidance or
evasion of federal income tax.

 . Under Treas. Reg. 1.701-2, if a principal purpose of a partnership is to reduce substantially the partners' federal income tax liability in a manner that is inconsistent with the intent of the partnership rules of the Code, based on all the facts and circumstances, the IRS is authorized to remedy the abuse. For illustration purposes, the following factors may indicate that a partnership is being used in a prohibited manner: (i) the partners' aggregate federal income tax liability is substantially less than had the partners owned the partnership's assets and conducted its activities directly;
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PAGE 23

 (ii) the partners' aggregate federal income tax liability is substantially less than if purportedly separate transactions are treated as steps in a single transaction; (iii) one or more partners are needed to achieve the claimed tax results and have a nominal interest in the partnership or are substantially protected against risk; (iv) substantially all of the partners are related to each other;
(v) income or gain are allocated to partners who are not expected to have any federal income tax liability; (vi) the benefits and burdens of ownership of property nominally contributed to the partnership are related in substantial part by the contributing party; and (vii) the benefits and burdens of ownership of partnership property are in substantial part shifted to the distributee partners before or after the property is actually distributed to the distributee partners. Based on the Managing General Partner's representation that the Partnership will be conducted as described in the Prospectus, in the opinion of Special Counsel it is more likely than not that the Partnership will not be subject to the anti-abuse rule set forth in Treas. Reg. 1.701-2.

The Partnership will operate in states and localities which impose a tax on its assets or its income, or on each Participant. Deductions which are available to Participants for federal income tax purposes may not be available for state or local income tax purposes. A Participant's distributive share of the net income or net loss of the Partnership generally will be required to be included in determining his reportable income for state or local tax purposes in the jurisdiction in which he is a resident. To the extent that a non-resident Participant pays tax to a state by virtue of Partnership operations within that state, he may be entitled to a deduction or credit against tax owed to his state of residence with respect to the same income. To the extent that the Partnership operates in certain jurisdictions, state or local estate or inheritance taxes may be payable upon the death of a Participant in addition to taxes imposed by his own domicile.

Under Pennsylvania law, the Partnership is required to withhold state income tax at the rate of 2.8% of Partnership income allocable to Participants who are not residents of Pennsylvania. This requirement does not obviate Pennsylvania tax return filing requirements for Participants who are not residents of Pennsylvania. In the event of overwithholding, a Pennsylvania income tax return must be filed by Participants who are not residents of Pennsylvania in order to obtain a refund. Prospective Participants should consult with their own tax advisors concerning the possible effect of various state and local taxes on their personal tax situations.

The Partnership may incur various ad valorem or severance taxes imposed by state or local taxing authorities. Currently, there is no such tax liability in Mercer County, Pennsylvania.

A Limited Partner's share of income or loss from the Partnership is excluded from the definition of "net earnings from self-employment." No increased benefits under the Social Security Act will be earned by Limited Partners and if any Limited Partners are currently receiving Social Security benefits, their shares of Partnership taxable income will not be taken into account in determining any reduction in benefits because of "excess earnings." An Investor General Partner's share of income or loss from the Partnership will constitute "net earnings from self-employment" for these purposes. I.R.C. 1402(a). For 1997 the ceiling for social security tax of 12.4% is $65,400 and there is no ceiling for medicare tax of 2.9%. Self-employed individuals can deduct one-half of their self-employment tax.

The Partnership will be required to withhold and pay to the IRS tax at the highest rate under the Code applicable to Partnership income allocable to foreign partners, even if no cash distributions are made to such partners. A purchaser of a foreign Partner's Units may be required to withhold a portion of the purchase price and the Managing
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PAGE 24

General Partner may be required to withhold with respect to taxable distributions of real property to a foreign Partner. The withholding requirements described above do not obviate United States tax return filing requirements for foreign Partners. In the event of overwithholding, a foreign Partner must file a United States tax return to obtain a refund.

There is no federal tax on lifetime or testamentary transfers of property between spouses. The gift tax annual exclusion is $10,000 per donee. The maximum estate and gift tax rate is 55% (subject to a 5% surtax on amounts in excess of $10,000,000); and estates of $600,000 (which increases in stages to $1,000,000 by 2006) or less generally are not subject to federal estate tax. In the event of the death of a Participant, the fair market value of his interest as of the date of death (or as of the alternate valuation date) will be included in his estate for federal estate tax purposes. The decedent's heirs will, for federal income tax purposes, take as their basis for the interest the value as so determined for federal estate tax purposes.

The Partnership and the Participants could be adversely affected by any further changes in tax laws that may result through future
Congressional action, Tax Court or other judicial decisions, or interpretations by the IRS. It is impossible to predict what, if any, changes in the tax law may become law in the future or even if adopted, would apply to the Partnership.

IT IS NOT POSSIBLE FOR US TO PREDICT THE EFFECT OF THE TAX LAWS ON INDIVIDUAL PARTICIPANTS. EACH PARTICIPANT IS URGED TO SEEK, AND SHOULD DEPEND UPON, THE ADVICE OF HIS OWN TAX ADVISORS WITH RESPECT TO HIS INVESTMENT IN THE PARTNERSHIP WITH SPECIFIC REFERENCE TO HIS OWN TAX SITUATION AND POTENTIAL CHANGES IN THE APPLICABLE LAW.

We consent to the use of this opinion letter as an exhibit to the Registration Statement, and all amendments thereto, and to all references to this firm in the Prospectus.

Very truly yours,



KUNZMAN & BOLLINGER, INC.

                           McLaughlin & Courson
                       2002 Law & Finance Building
                         Pittsburgh, PA 15219

                       CONSENT OF INDEPENDENT AUDITOR
               ATLAS-ENERGY FOR THE NINETIES-PUBLIC #6 LTD.




The firm, as Independent Certified Public Accountants, hereby consents to the use of the audit report dated July 11, 1997, on the balance sheet of Atlas-Energy for the Nineties-Public #6 Ltd. as of July 1, 1997, the audit report dated November 11, 1996, on the consolidated statements of financial position for the years ending July 31, 1996 and 1995, of AEG Holdings, Inc. and subsidiaries and the related consolidated statements of income and cash flows for the years then ended; and the audit report dated November 11, 1996, on the audited balance sheets as of July 31, 1996 and 1995 of Atlas Resources, Inc. in the Registration Statement, Pre-Effective Amendment No. 1, to the Registration Statement, and any supplements thereto, including post-effective amendments, for Atlas-Energy for the Nineties-Public #6 Ltd.
  In addition, the firm hereby consents to all references to it as having prepared such reports and to the reference to the firm under the caption "Experts".


McLaughlin & Courson
Certified Public Accountants




/s/McLaughlin & Courson
                                     McLaughlin & Courson


   September 8,     1997
Pittsburgh, Pennsylvania









CONSENT OF UNITED ENERGY DEVELOPMENT CONSULTANTS, INC.
INDEPENDENT PETROLEUM ENGINEERING & GEOLOGICAL CONSULTING FIRM




UEDC, as an independent petroleum engineering and geological consulting firm, hereby consents to the use of it's Geologic Evaluation, dated July 9, 1997, in the Pre-Effective Amendments, for Atlas-Energy for the Nineties-Public #6, Ltd., and to all references to UEDC as having prepared such report and as an expert concerning such report.




UEDC, Inc.




/s/Isaias Ortiz
Isaias Ortiz               September 4,     1997
President               Ambridge, PA
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